Patient Safety Technologies, Inc. Appoints Eugene A. Bauer, MD and William M. Hitchcock to its Board of Directors

Newtown, PA, January 29, 2010.  Patient Safety Technologies, Inc. (OTCBB: PSTX) announced today the appointment of Eugene A. Bauer, MD and William M. Hitchcock to its Board of Directors.

Dr. Bauer is President & Chief Medical Officer and immediate past member (2006-2009) of the Board of Directors of Peplin, Inc., a dermatology company that was, until recently, traded on the ASX in Australia.  In 2009, Peplin was acquired by LEO Pharma of Denmark and is now privately held.  From 2004 to 2008, Dr. Bauer was Chief Executive Officer and board member of Neosil Inc., a privately held biotechnology company that was acquired by Peplin in 2008.  Dr. Bauer currently serves on the Board of Medgenics, Inc., (LSE/AIM: MEDG) and from 2004-2008, served as a Director of Modigene, Inc. (now Prolor: PBTH).  From 2002 to 2004, Dr. Bauer was a Senior Client Partner with Korn/Ferry International. Dr. Bauer served as Vice President for the Stanford University Medical Center from 1997 to 2001, and as Dean of the Stanford University School of Medicine from 1995 through 2001. Dr. Bauer was a founder of Connetics Corp. and served as an Emeritus Director of Connetics until its sale to Stiefel Laboratories in 2006. Since 1988, he has been Professor, Department of Dermatology, Stanford University School of Medicine, and was Chief of the Dermatology Service at Stanford University Hospital from 1988 to 1995. From 1982 to 1988, he was a professor at Washington University School of Medicine. Dr. Bauer has served as Chairman of two National Institutes of Health study sections of the National Institute of Arthritis and Musculoskeletal and Skin Diseases and has served on a board of scientific counselors for the National Cancer Institute. Dr. Bauer is a former director of several professional societies, including the American Dermatological Association and the Society of Investigative Dermatology, both non-profit organizations.  Dr. Bauer holds B.S. and M.D. degrees from Northwestern University.

Mr. Hitchcock is president of Pembroke Capital LLC, a private investment partnership. He was a co-founder of Plains Resources Inc. and Chairman from 1981 through 1992. Mr. Hitchcock remained on the Plains Resources board until 2004. Mr. Hitchcock has served on a number of public company boards, including Thoratec Corporation, Maxx Petroleum, International Colin Energy, and Oshman’s Inc. Mr. Hitchcock currently serves on a number of private company boards. Earlier in his career, he worked for Lazard Bros. in London, and Delafield & Delafield and Lehman Bros. in New York City.  Currently, Mr. Hitchcock serves on a number of charitable boards: The Texas Heart Institute, The Houston Grand Opera, The Houston Grand Opera Endowment, The Margaret M. Hitchcock Foundation, and the Hitchcock Woods Foundation.

“We are extremely fortunate to have persons of this caliber join our team at Patient Safety Technologies” said Steven H. Kane, President and Chief Executive Officer. “Dr. Bauer brings a wealth of knowledge and expertise in the health care arena to the Company.  His background as physician, educator, administrator and entrepreneur, enables him to be a valuable contributor to the strategic direction of the Company.”  Mr. Kane added, “Mr. Hitchcock’s vast experience as a director of public companies, including his experience as a Director with Thoratec Corporation, a medical device manufacturer, makes him a valuable addition to our board”.

Howard E. Chase, Chairman of the Company's Board, added: "Dr. Bauer's prominence in the world of hospital system management and administration and his board and management experience with public medical technology companies make him an ideal board member.  Mr. Hitchcock's broad experience in the securities industry and as a senior executive and board member of public corporations adds great value and perspective to our board.  We are fortunate to have them both."

About Patient Safety Technologies, Inc. and SurgiCount Medical, Inc.

Patient Safety Technologies, Inc., through its wholly owned operating subsidiary SurgiCount Medical, Inc., provides the Safety-SpongeTM System, a system designed to improve the standard of patient care and reduce healthcare costs by preventing the occurrence of surgical sponges and other foreign objects from being left inside patients after surgery. RFOs are among one of the most common surgical errors.

For more information, contact SurgiCount at (951) 587-6201, or visit www.surgicountmedical.com.

Media Contact:
Steven H. Kane
Office:  (951) 587.6201
skane@surgicountmedical.com